UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2007

SEQUIAM CORPORATION
(Exact name of registrant as specified in its charter)

California 333-45678 33-0875030
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Sunport Lane, Orlando, Florida	32809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 541-0773

____________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement

    On May 16, 2007, Sequiam Biometrics, Inc. (“Sequiam”) and Kwikset Corporation (“Kwikset”) amended that certain Cooperative Development and Supply Agreement dated as of September 13, 2005 (the “Agreement”). The amended agreement (the “Amendment”) provides for: (a) current payments to Sequiam for non-recurring engineering costs and test equipment; and (b) a fixed royalty payment to Sequiam for the Smart Scan over a royalty term that begins June 1, 2007 and is extended to May 31, 2012. The Amendment also grants Sequiam full reseller privileges for the Smart Scan product based on terms and conditions set by Kwikset.

    Kwikset and Sequiam further agreed to conduct a two phase cost reduction project for the Smart Scan. Kwikset agreed to pay Sequiam 50% of the Phase 1 cost savings achieved for a period of twelve months following the first delivery of the cost reduced product. Kwikset also agreed to pay Sequiam 50% of the Phase 2 incremental cost savings achieved for a period of twelve months following the first delivery of the phase 2 cost reduced product. Sequiam may also sell its proprietary technology to Kwikset for use in future versions of the Smart Scan product.

    The Amendment removes a development project called BioSystems from the Agreement so that it, and all future projects contemplated by Sequiam and Kwikset are supported by separate agreements. Sequiam also agreed to deliver to Kwikset all information necessary for the manufacture of the product exclusive of trade secrets and source code, which remain Sequiam’s property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION

Date: May 21, 2007
By: /s/ Mark L. Mroczkowski
Mark L. Mroczkowski
Executive Vice President and Chief Financial Officer